Exhibit 5.1
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                         [Vivendi Universal Letterhead]









                                          December 8, 2000



Vivendi Universal
42, avenue de Friedland
75008 Paris

Ladies and Gentlemen:

      I am the General Counsel Chief Officer of Vivendi Universal, a SOCIETE ANONYME organized under the laws of France ("Vivendi Universal") and the successor to Vivendi, a SOCIETE ANONYME organized under the laws of France ("Vivendi"). This opinion is being furnished in connection with the filing by Vivendi Universal with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which is registering Ordinary Shares, nominal value of [EUROS]5.50 per share, of Vivendi Universal for issuance by Vivendi Universal pursuant to the terms of the Vivendi 10 Stock Option Plan (the "Global Plan") which was implemented by Vivendi in the United States (such ordinary shares to be issued, the "Shares"). The Shares, to be represented by Vivendi Universal's American Depositary Shares (the "ADS"), are issuable to certain employees of direct and indirect subsidiaries of Vivendi Universal in the United States upon exercise of options granted to such employees under the Global Plan.

      In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinions expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials.

      On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the Seagram Plans, be validly issued, fully paid and non-assessable.

      I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

      This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Shares, as represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act. I hereby consent to the filing of this opinion as



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an exhibit to the Registration Statement on Form S-8 that Vivendi Universal is filing with the United States Securities and Exchange Commission to register the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                                    Very truly yours,

                                    /s/ Jean-Francois Dubos
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                                    Jean-Francois Dubos